INTEGRITY MUTUAL FUNDS, INC.
ANNOUNCES FIRST QUARTER 2004 EARNINGS

Contact: Mark R. Anderson 701/852-5292

Minot, North Dakota (May 5, 2004) - Integrity Mutual Funds, Inc. (IMFD.OB), a mutual fund and financial services company, today reported net income of $181,616 ($.01 per share) for the first quarter of 2004, an increase of 123% compared to net income of $81,401 ($.01 per share) during the same period in 2003.  The Company reported net income from continuing operations of $181,616 ($.01 per share) for the first quarter of 2004, an increase of 94% compared to net income from continuing operations of $93,550 ($.01 per share) for the same period in 2003.

Revenues from continuing operations for the first quarter of 2004 were $4,306,668, an increase of 26% compared to revenues from continuing operations of $3,419,465 during the same period in 2003.  The increases in revenue and profit are due primarily to three mutual fund acquisitions and restructuring efforts completed in 2003.

Integrity Mutual Funds, Inc. has assets under management of about $400 million and is publicly traded over the OTC Bulletin Board under the symbol IMFD.OB. With its subsidiaries, ND Capital, Inc., Integrity Money Management, Inc., Integrity Fund Services, Inc., and Integrity Funds Distributor, Inc., the firm sponsors, manages, and advises eighteen mutual funds. These include six equity funds, three income funds, and state specific tax-exempt municipal bond funds in Kansas, Maine, Montana, Nebraska, New Hampshire, North Dakota, Oklahoma, and South Dakota.  IMFD also owns Capital Financial Services, Inc., a full-service brokerage firm that specializes in providing investment products and services to independent investment representatives, financial planners, and investment advisors in parts of the Midwest and California.  The Integrity Funds are distributed by Integrity Funds Distributor, Inc. and ND Capital, Inc.  More information is available at www.integritymf.com or by calling 800/276-1262.

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